EXHIBIT 10.1

CONFIDENTIAL RESIGNATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

1. James T. Dimitriou (“Employee”) has been employed by Opsware Inc. (the “Company”) as Executive Vice President of Sales and Customer Solutions. Employee has decided to resign from his employment with the Company. It is the Company’s desire to provide Employee with certain benefits that he would not otherwise be entitled to receive upon his resignation, and to resolve any claims that Employee has or may have against the Company. Accordingly, Employee and the Company agree as set forth below. This Agreement will become effective on the date it is signed by Employee (the “Effective Date”).

2. Employee hereby resigns voluntarily from his employment with the Company effective January 30, 2004 (the “Resignation Date”). During the period between January 30, 2004 (“Resignation Date”) and February 27, 2004 (“Termination Date”), Employee will not be required to report to the Company’s offices on a regular, full-time basis, but Employee will be required to report to the Company’s offices and perform work and services necessary to transition his work as necessary.

3. In exchange for the release of claims set forth below, the Company will provide Employee with the following:

(a) lump sum payment of two (2) months salary in the amount of $56,666.67. Please note this payment is considered income and will be subject to normal withholding taxes;

(b) two (2) months company paid COBRA. It is the Employee’s responsibility to elect COBRA continuation coverage in a timely fashion;

(c) agree to extend the exercise period of certain stock options held by Employee from 90 days after the Termination Date to one year after the Termination Date, all as more particularly described in the Stock Option Modification Agreement between Employee and the Company.

Employee acknowledges that the Company has paid all earned wages and accrued vacation. Employee also acknowledges and understands that he will not be entitled to or receive any compensation, payments or benefits from the Company except as set forth in this Paragraph 3.

4. Employee and his successors release the Company and its shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which

Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Employee signs this Agreement, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Fair Employment and Housing Act, or any other applicable law. As additional consideration for the compensation and benefits described in paragraph 3, Employee agrees that he will reaffirm this release of claims in the space provided at the end of this Agreement on or after the Resignation Date.

5. Employee acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Employee waives any rights that he has or may have under section 1542 to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

6. Employee acknowledges and agrees that he will continue to be bound by and comply with the terms of any proprietary rights or confidentiality agreements between the Company and Employee. Employee further agrees that prior to the Resignation Date, he will return to the Company any Company property, documents (and all copies of) and equipment that are in his possession or control.

7. Employee agrees that he will not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law. When making an allowed disclosure to a third party under this paragraph, Employee will inform the third party that he is bound to keep the disclosure confidential. Employee further agrees that he will not, at any time in the future, make any critical or disparaging statements about the Company, its products or its employees, unless such statements are made truthfully in response to a subpoena or legal process. In response to inquiries from prospective employers regarding Employee, the Company will provide no information other than Employee’s dates of employment and positions held with the Company.

8. Employee agrees that for a period of one year following the Resignation Date, he will not directly or indirectly solicit any employee of the Company to terminate his employment with the Company.

9. Employee and the Company agree that any dispute or claim relating to or arising out of this Agreement, or Employee’s employment with the Company or the termination of his employment, will be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California. The decision of the arbitrator will be final, and both Employee and Company expressly waive any rights they would otherwise have to a jury trial or appeal. However, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary information.

10. This Agreement constitutes the entire agreement between the parties with respect to the subject matter himself and supersedes all prior negotiations and agreements between the parties, whether written or oral, with the exception of any stock option agreements between Employee and the Company and any agreements described in paragraph 6, all of which shall remain in full effect. This Agreement may be not modified or amended except by a document signed by an authorized officer of the Company and Employee.

EMPLOYEE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 CALENDAR DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EMPLOYEE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE PAYMENTS AND BENEFITS DESCRIBED IN PARAGRAPH 3.

Dated: January 29, 2004		/s/ Sharlene P. Abrams
Sharlene P. Abrams CFO Opsware Inc.

Dated: January 29, 2004	By:	/s/ James T. Dimitriou
James T. Dimitriou

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